Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ANCESTRY.COM INC.
     Ancestry.com Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY THAT:
     1. The name of the Corporation is Ancestry.com Inc.
     2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
     (a) Section A of Article Four is stricken out and the following is substituted in lieu thereof:
A. Authorization
     The total number of shares of stock which the Corporation has authority to issue is 180,000,000 shares, consisting of:
          (i) One-hundred and seventy-five million (175,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and
          (ii) Five million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
     (b) The following new Article Eleven is added after the last sentence of Article Ten:
ARTICLE ELEVEN
A. Reverse Stock Split
Effective upon the filing with the Secretary of State of Delaware of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Effective Time”), without any further action on the part of any stockholders of this corporation, a reverse stock split of this Corporation’s outstanding Common Stock shall be effected whereby each two (2) shares of issued and outstanding Common Sock shall be reconstituted and exchanged for one (1) share of Common Stock.

B. No Fractional Shares
No fractional shares of Common Stock shall be issued as a result of the reverse stock split effected pursuant to Article Eleven, Section A above. A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share of Common Stock as a result of the reverse stock split effected pursuant to Article Eleven, Section A above shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share fair market value of such Common Stock at the Effective Time, as determined in good faith by the Board of Directors of the Corporation.
C. Reference to Numbers
All references to dollar amounts and to numbers and amounts of shares of Common Stock set forth in this Amended and Restated Certificate of Incorporation, as amended by this Amendment, shall be deemed to include and reflect the effect of the reverse stock split set forth in Article Eleven, Section A above and shall not be further adjusted as a result thereof.
     3. The amendments of the Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

     Executed on this 30th day of October, 2009.

/s/ William Stern
William Stern
General Counsel and Corporate Secretary

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
ANCESTRY.COM INC.
ARTICLE ONE
     The name of the Corporation is Ancestry.com Inc.
ARTICLE TWO
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
A. Authorization
     The total number of shares of stock which the Corporation has authority to issue is 101,000,000 shares, consisting of:
          (i) One-hundred million (100,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and
          (ii) One million (1,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
B. Preferred Stock
     The number of shares of Preferred Stock shall be as set forth in this Article Four. The board of directors of the Company shall have authority to establish from time to time classes or series of the unissued shares of Preferred Stock by fixing and determining the designations, powers, preferences and relative, participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof.
C. Common Stock
     The number of shares of Common Stock shall be as set forth in this Article Four. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Common Stock are as follows:
     Section 1. Voting Rights.
     Except as otherwise required by the General Corporation Law of the State of Delaware, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the shareholders of the Corporation.
     Section 2. Dividends.
     As and when dividends are declared or paid with respect to the Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratable on a per share basis.
     Section 3. Liquidation.
     The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.
     Section 4. Stock Splits.
     If the Corporation in any manner subdivides (by any stock split, stock dividend, recapitalization or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of one class of Common Stock, the outstanding shares of the other classes of Common Stock shall be proportionately subdivided or combined in a similar manner.
     Section 5. Registration of Transfer.
     The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such names and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.
     Section 6. Replacement.
     Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilations of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, that if the holder is a financial institution, other institutional investor or executive officer of the Corporation, such holder’s own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, ‘stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
ARTICLE FIVE
     The Corporation is to have perpetual existence.
ARTICLE SIX
     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.
ARTICLE SEVEN
     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot, unless the bylaws of the Corporation so provide.
ARTICLE EIGHT
     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE NINE
     The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE TEN
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.